Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), is entered into and effective as of September 26, 2022 (the “Signing Date”) by and among Endonovo Therapeutics, Inc., a Delaware corporation (the “Buyer”), Western Star Concrete, LLC, a Texas limited liability company (“Western Star” and/or “Seller”) and Gabriel Mark Salmons (“Owner,” and collectively with Seller , the “Seller Parties”). Buyer, Seller and Owner are referred to individually herein as a “Party” and collectively herein as the “Parties.”

WHEREAS, Seller is a large concrete services contractor engaged in the business of building foundations, retaining walls, driveways, patios, sidewalks and barn pads and related services for tract residential and commercial builders and developers (collectively, the “Business”);

WHEREAS, the Owner owns 100% of the outstanding membership interests in Western Star (the “Western Star Interests” or the “Securities”); and

WHEREAS, Seller desires to sell, assign and transfer to Buyer and Buyer desires to purchase and acquire from Seller, all of the Purchased Assets (as defined below) of the Business, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants of the Parties hereinafter set forth, the Parties agree as follows:

1. PURCHASE AND SALE OF ASSETS

1.1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Encumbrances other than Permitted Liens (as defined below), including but not limited to, all of Seller’s right, title and interest in and to all of the assets and properties of every kind, nature, character and description, whether real, personal or mixed and whether tangible or intangible and wherever located, owned or leased, used or held for use, by Seller (“the “Purchased Assets”) as of the date of the Closing (the “Closing Date”) for the closing (the “Closing”) of the Transactions (as defined below), including, without limitation, the following with respect to Seller:

(a) all tangible personal property including all furniture, fixtures, equipment, instruments, computer hardware, and replacement items therefore;

(b) advertising and marketing materials;

(c) all inventory works in process, backlog (including contracted, uncontracted and/or unfinished projects and potential business opportunities), supplies, parts, tools, office supplies, consumables and spare and replacement items therefor;

(d) all (i) trade, note and other accounts receivable owing to Seller arising out of the sale or other disposition of goods or services of the Business (“Accounts Receivable”) and (ii) other current assets of Seller;

(e) all Owned Intellectual Property (as defined in Section 3.16) and Seller’s right, title and interest in and to all Licensed Intellectual Property (as defined elsewhere in this Agreement);

(f) all documents (whether stored in hard-copy form or electronically), records, data or data bases, engineering data, designs, operating manuals, files and computer software;

(g) all internet domain names and email addresses linked with such domain names associated with the Business;

(h) all mobile phone except Owner’s mobile phone (817-304-5280), internet based or land line-based telephone lines and numbers and facsimile numbers;

(i) all rights, benefits, and interests under any of the Contracts listed on Schedule 1.1(i) (the “Assumed Contracts”), which includes all customer or client Contracts entered into in the ordinary course of Seller’s business for goods and services required to conduct the Business consistent with historical practice (including any agreements providing recurring revenue to Seller);

(j) all business licenses, permits, and approvals necessary to operate the Business held by Seller Parties (but only to the extent transferable under applicable Law and by their terms);

(k) all rights to all leasehold improvements;

(l) all deposits, prepaid insurance, prepaid expenses, and refunds;

(m) all warranties and guaranties made by or received from any third party with respect to the Purchased Assets;

(n) Seller’s rights, if any, to enforce and sue for any past, present or future violation of any confidentiality, non-compete, secrecy, invention or similar covenants in favor of Seller; and

(o) all goodwill and going concern value of Seller (including personal goodwill, if any, of the Owners).

Notwithstanding anything to the contrary in this Section 1.1, Seller shall not sell, transfer, convey, assign or deliver to Buyer and Buyer shall not purchase, acquire or accept from Seller, (t) Excluded Records, (u) any claims of any Seller Parties arising under this Agreement or any of the agreements contemplated hereby, (v) any insurance policies of Seller and any claims thereunder, (w) any tax refunds, or (x) any (1) payments received in connection with the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) (the “CARES Act”) or similar funds from federal, state and local Governmental Bodies (as defined in Section 3.3), including any amounts that have not been repaid or forgiven under the SBA Paycheck Protection Program and any amounts that have not been repaid from any participation in the CMS Accelerated and Advance Payment Program or (2) deferral of payment of Seller’s share of the Social Security employment tax (clauses (1) and (2) collectively, “Coronavirus Relief Programs” and each, a “Coronavirus Relief Program”) (y) subject to the provisions of Section 2.1(c) with respect to current assets included in the calculation of Working Capital, cash or cash equivalents and related bank and deposit accounts (except pursuant to Section 1.1(l)) or (z) any real estate owned by any Seller Party or any other assets set forth on Schedule 1.1 ((t) through (z) collectively, the “Excluded Assets”).

For purposes of this Agreement, (I) “Excluded Records” shall mean (i) the Seller’s minute book, tax returns and similar corporate documents, (ii) all books, records, correspondence and other information which relates exclusively to the Excluded Assets, and (iii) to the extent exclusion is required by applicable state or federal law or to the extent any Seller Party is required to retain such records under applicable state or federal law, (A) any personnel files of any former employee of the Seller, and (B) any personnel files of any employee who does not consent to the disclosure of his or her personnel file to the Seller, except for records evidencing disciplinary action issued to personnel or a summary of records relating thereto but only to the extent permitted by applicable law, (II) “Encumbrance” shall mean any lien, pledge, collateral assignment, hypothecation, charge, mortgage, security interest, title retention, conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or right to use, or any other encumbrance of any kind whatsoever, and (III) “Permitted Liens” shall mean those liens or encumbrances, if any, identified as Permitted Liens on Schedule 1.1 (none of which are, individually or in the aggregate, material to the Business or the Purchased Assets).

2

Notwithstanding the foregoing, the transfer of the Purchased Assets shall not include the assumption of any liability or obligation relating to the Purchased Assets or the Business, unless and only to the extent that such liability or obligation is included in the Assumed Liabilities.

1.2. Assumed Liabilities. At Closing, Seller Parties shall assign and Buyer shall assume and agree to discharge Sellers from only (a) the current liabilities of Seller, but only to the extent included in the final determination of Working Capital, and (b) those liabilities arising after the Closing under the Assumed Contracts, other than liabilities or obligations (i) to any Owner or affiliates of such Owner, (ii) arising out of or relating to any breach of any Assumed Contract or other action taken by any Seller Party prior to the Closing, (iii) arising out of or relating to any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach of any of such Assumed Contracts, (iv) arising from contingent customer liabilities not specifically disclosed in the Disclosure Schedules, (v) that would constitute a breach of this Agreement for which Buyer would be entitled to receive indemnification pursuant to Article 6 ((a) and (b) collectively, the “Assumed Liabilities”).

1.3. Excluded Liabilities. Except as provided in Section 1.2 above with respect to the Assumed Liabilities, Buyer shall not assume or become responsible for any of Seller’s duties, obligations or liabilities, whether known or unknown, fixed or contingent or arising from contract, tort or otherwise (the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities shall include any and all of Seller’s duties, obligations or liabilities arising from or related to any Coronavirus Relief Program and any and all Taxes (or the non-payment thereof): (i) imposed on or payable in respect of any of the Purchased Assets to the extent such Taxes are attributable to any taxable period (or portion thereof) that ends on or before the Closing Date; and (ii) of any person imposed on or payable in respect of the Seller Parties, whether as a transferee or successor, by contract or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring on or prior to the Closing Date, in each instance regardless of whether any such Taxes are reflected or shown as due or payable on any Tax return, and regardless of whether any such Taxes are assessed, payable or due prior to, on or after the Closing Date. The Excluded Liabilities shall also include any and all of Seller’s duties, obligations or liabilities arising from or in connection with any change in control, accrued payroll, commissions, and benefits, 401k and profit sharing, retention, bonus, termination, severance, paid time off, or other Plan. To the extent Seller maintains annual bonus or similar plans for non-Owner employees and such items are paid annually, Seller will be responsible for their pro rata share of the liability which shall be reflected as a current liability of the Seller for purposes of calculation of Working Capital.

1.4. Contracts and Third-Party Consents. To the extent that a Seller’s rights under any Assumed Contract constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another person that has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller Parties, at their expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer (including, without limitation, entering into a transition services agreement pursuant to which the applicable Seller would provide the benefits of the Purchased Assets until the necessary consents have been obtained). Notwithstanding anything to the contrary contained in this Section 1.4, nothing herein shall be deemed to require Buyer to proceed to Closing in the event any Required Consents (as defined in Section 2.5) are not obtained.

3

2. PURCHASE PRICE

2.1. Purchase Price. Subject to the terms and conditions of this Agreement (including any adjustments as set forth in Section 2.7), the aggregate purchase price (“Purchase Price”) for the Purchased Assets shall equal to the Adjusted EBITDA for the Seller (as defined in Schedule 2.1) for the twelve (12) month period ending on the last day of the calendar month immediately prior to Closing (the “TTM Adjusted EBITDA”), multiplied by four (4) (the “Closing Payment”); provided that:

(a) On behalf of Seller, Buyer shall pay at Closing the outstanding Transaction Expenses (as defined in Section 2.2) to the appropriate payees in accordance with invoices submitted therefor, if applicable;

(b) On behalf of Seller, Buyer pay at Closing the outstanding Estimated Seller Debt (as defined in Section 2.2) to the appropriate payees in accordance with the Payoff Letters submitted therefor, if applicable; and

(c) A holdback of [ten percent, (10%)] of the Closing Payment (the “Escrow Amount”), shall be deposited, for twelve (12) months following the Closing Date, into an escrow account to be established by Buyer pursuant to an Escrow Agreement (the “Escrow Agreement”)1 among Buyer, Owner and a third party escrow company of its choosing (the “Escrow Account”); and

(d) Buyer shall pay to the Seller at Closing (via wire transfer pursuant to the wiring instructions provided to Buyer by Seller) an amount of immediately available funds equal to the Closing Payment, less the Transaction Expenses to be paid by Buyer pursuant to Section 2.1(a) and the Estimated Seller Debt to be paid by Buyer pursuant to Section 2.1(b), plus the amount by which Estimated Working Capital exceeds $[TBD] (“Target Working Capital”), if at all, and less the amount by which Target Working Capital exceeds Estimated Working Capital, if at all (collectively, the “Net Purchase Price”). Buyer and Seller agree to work in good faith to determine the Target Working Capital within fourteen (14) days of the Signing Date.

“Working Capital” means the current assets (including Accounts Receivable, deposits, and prepaid expenses (but only to the extent such prepaid expenses were paid under contracts that are included in the Purchased Assets), and excluding any cash that is not transferred to Buyer at Closing) of the Seller minus the current liabilities (including accounts payable and a pro rata portion of any annual bonuses as described in Section 1.3) of the Seller, determined in accordance with GAAP, but only to the extent such current liabilities are included in the Assumed Liabilities and not paid directly by Seller or deducted from the Purchase Price in accordance with Section 2.1(d). For purposes of calculating Working Capital, the following shall not be included as an asset of Seller: (i) Accounts Receivable that (A) remain unpaid more than forty-five (45) days past the invoice date, or (B) are from account debtors whose invoices that remain unpaid more than ninety (90) days past the invoice date if such unpaid invoices represent more than 20% of the total outstanding invoices of such account debtor (the Accounts Receivable described in (A) and (B) above being referred to herein as the “Retainage Accounts”), and (ii) any inventory that is more than one hundred eighty (180) days old.

1 The Escrow Agreement shall provide for the disbursement of half (50%) of the Escrow Amount after the expiration of six (6) months following the Closing Date, and the remainder of the Escrow Amount to be disbursed after twelve (12) months following the Closing Date.

4

“GAAP” means generally accepted accounting principles in the United States as of the Closing Date.

2.2. Closing Estimates.

(a) Within seven (7) days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Closing Statement”) setting forth, as of the Closing, (i) Seller’s estimate of (a) the aggregate indebtedness of Seller (“Estimated Seller Debt”), together with payoff letters (the “Payoff Letters”), if applicable, in form and substance acceptable to Buyer indicating the amount required to discharge any Encumbrances securing such indebtedness; and (b) Transaction Expenses (“Estimated Transaction Expenses”), together with bills, invoices or other vendor statements in respect of such Transaction Expenses through Closing, (ii) Seller’s estimate of Working Capital as of the Closing (“Estimated Working Capital”), and attaching (a) an estimated combined balance sheet of Seller as of the Closing (the “Estimated Closing Balance Sheet”), and (b) a listing of the Retainage Accounts as of the Effective Time which shall include the name of the Retainage Account debtor and an aging of the Retainage Accounts (the “Estimated Retainage Account Statement”), (iii) Seller’s estimate of TTM Adjusted EBITDA (the “Estimated TTM Adjusted EBITDA”) and attaching an estimated combined financial statement for the applicable trailing twelve month period (the “Estimated Closing TTM Statement”) (which shall be derived from, and calculated in a manner consistent with, the Closing Financial Statements , and (iv) based on the foregoing, Seller’s calculation of the Net Purchase Price (as calculated pursuant to Section 2.1). Seller shall prepare the Estimated Closing Balance Sheet and Estimated Closing TTM Statement in accordance with GAAP. “Transaction Expenses” means the aggregate fees and expenses of the Seller Parties due, incurred and/or payable in connection with this Agreement and the consummation of the Transactions (including, without limitation, broker or investment banker fees, fees for lawyers and accountants, and employee closing or transaction bonuses (to the extent not included as a current liability in the calculation of Estimated Working Capital)).

(b) Upon delivery of the Estimated Closing Balance Sheet, Estimated Closing TTM Statement, and Closing Statement, Seller shall provide Buyer and its representatives with reasonable access to the relevant employees, accountants and books and records of Seller to review the accuracy of such amounts. If Buyer does not agree with Seller’s calculation of Estimated Working Capital or TTM Adjusted EBITDA, the amount of Estimated Seller Debt and/or the amount of Estimated Transaction Expenses, Seller and Buyer shall negotiate in good faith to mutually agree upon acceptable estimates and each such Party shall consider in good faith any proposed comments or changes that the other Party may reasonably suggest; provided, however, that Seller’s failure to include any changes by Buyer or Buyer’s failure to accept changes or positions of Seller, or the acceptance by any Party of the Estimated Closing Balance Sheet, Estimated Closing TTM Statement, and Closing Statement, shall not limit or otherwise affect any such Party’s right to include such changes or other changes in the Closing Balance Sheet, Closing TTM Statement or Post-Closing Statement, or constitute an acknowledgement by any Party of the accuracy of the Estimated Working Capital, the TTM Adjusted EBITDA, the amount of Estimated Seller Debt or the amount of Estimated Transaction Expenses.

(c) As part of Seller’s preparation of the Estimate Closing Balance Sheet, Seller shall perform a full physical inventory within five days of the Closing Date subject to test counts performed by third party accounting firm selected by Buyer.

2.3. Closing. The closing (the “Closing”) of the sale and purchase of the Purchased Assets and transactions contemplated by this Agreement (the “Transactions”) shall take place no later than three (3) business days following satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the Transactions in accordance with this Agreement, or at such other time, place and date as is mutually agreed by the Parties. The date of the Closing is referred to in this Agreement the “Closing Date” and shall be effective as of 11:59 p.m. PT (the “Effective Time”) for tax and accounting purposes. Seller Parties, from time to time after the Closing, at the request of Buyer and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to transfer and assign the Purchased Assets to, and vest title to such in, Buyer and to consummate the Transactions. All deliveries, payments and other transactions and documents relating to the Closing shall not be effective unless and until all are effective (or waived in writing by the applicable Party) and shall be deemed to be consummated simultaneously.

5

2.4. Purchase Price Allocation. The Parties agree to allocate the Purchase Price (together with the Assumed Liabilities and other items treated as taxable consideration for income tax purposes) for income tax purposes (the “Total Consideration”) among the Purchased Assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable U.S. Treasury regulations promulgated thereunder. Within ninety (90) days following the determination of the Final Adjustment Amount, Buyer shall deliver to Seller a draft allocation schedule of the Total Consideration among the Purchased Assets (the “Allocation Schedule”). Seller shall be entitled to review and comment on such schedule for a period of ten (10) days. Buyer shall consider in good faith any comments from Seller in determining a final Allocation Schedule. The Parties agree to file their respective IRS Forms 8594 and all federal, state, and local Tax returns in accordance with the Allocation Schedule (as finally determined). No Party shall take or permit others to take on its behalf any position, whether in connection with a Tax audit, a Tax return, Tax proceeding, or otherwise, that is inconsistent with the Allocation Schedule unless required to do so by applicable Law.

2.5. Conditions to Obligations of Buyer. The obligations of Buyer to effect the Transactions are subject to satisfaction at or prior to the Closing of the following conditions (any of which may be waived in Buyer’s sole and absolute discretion):

(a) The representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

(b) Each of the Seller Parties shall have performed and complied in all material respects with each agreement, covenant and obligation required by it pursuant to this Agreement or the Ancillary Agreements to which it is a party to be so performed or complied with by the Seller Parties at or before the Closing.

(c) No Material Adverse Effect shall have occurred since the Signing Date.

(d) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by an authorized officer of Seller certifying as to the fulfillment of the conditions specified in Sections 2.5(a), 2.5(b), and 2.5(c).

(e) Buyer and its Affiliates, as applicable, shall have completed its due diligence regarding the Business to its satisfaction and shall have secured financing on terms reasonably acceptable to Buyer and its Affiliates in their sole determination in amounts sufficient to finance the Purchase Price

(f) No claim, action, suit, investigation or proceeding shall be pending or threatened before any Governmental Body which presents a risk of the restraint or prohibition of the Transactions.

(g) Any and all consents or waivers required from third parties and regulatory authorities relating to this Agreement or the Ancillary Agreements or any of the other transactions contemplated hereby or thereby shall have been obtained, including, but not limited to, any consents related to assignment, any “change of control,” “potential change of control” or similar provision in any contract (collectively, the “Required Consents”).

6

(h) Buyer shall have obtained on commercially reasonable terms all insurance (including any bonding arrangements or policies) and Permits reasonably required for the operation of the Business and ownership of the Purchased Assets following the Closing.

(i) Seller Parties shall have delivered to Buyer:

(i) a Bill of Sale, Assignment and Assumption Agreement (“Bill of Sale”), duly executed by Seller Parties conveying all of the Purchased Assets to Buyer, and such other instruments of conveyance, transfer, and assignment as may be reasonably necessary to convey to Buyer good and valid title to the Purchased Assets, all in such form as shall be reasonably satisfactory to Buyer and its counsel;

(ii) an Employment Agreement between Buyer and Owner, in substantially the same forms as Exhibit B-1 and Exhibit B-2 hereto, respectively (the “Employment Agreements”), duly executed by the applicable employee;

(iii) a Restrictive Covenant Agreement between Buyer, Seller and the Owner in substantially the same form as Exhibit C hereto (the “Restrictive Covenant Agreement”), duly executed by Seller and Owner;

(iv) [Employment offer letters] with the employees of Seller designated by Buyer at least fifteen (15) days prior to Closing, in a form provided by Buyer, duly executed by each of such employees;

(v) a Lease with respect to the premises located at on terms and in a form and substance reasonably acceptable to Buyer (the “Lease”);

(vi) On or prior to November 01, 2022 (or such other date as Buyer and Seller may mutually agree), delivery to Buyer of certified audited combined balance sheets of Seller and related audited combined statements of income and cash flows as of and for the fiscal years ended December 31, 2021 and December 31, 2020 (collectively, the “Year-End Audited Financial Statements”) and (ii) unaudited reviewed financial statements of Seller as of September 30, 2022 and related combined statement of income and cash flows for the nine (9) month period (if necessary to comply with SEC reporting requirements. (the “Closing Interim Financial Statements” and, together with the Year-End Audited Financial Statements, the “Closing Financial Statements”), , along with each of the unaudited financial statements required pursuant to Section 5.6; it being agreed that any financial statements delivered pursuant to this Section 2.5(i)(vi) shall be in a form and substance compliant with AICPA standards and requirements as well as any requirements of the Securities and Exchange Commission applicable to Buyer with respect to the transactions contemplated by this Agreement;

(vii) On or prior to the earlier of November 15, 2022 or fourteen (14) days following the date on which the Closing Financial Statements are delivered to Buyer (or such other date as Buyer and Seller may mutually agree), delivery to Buyer of the Updated Disclosure Schedules which are required by Section 5.7 and shall be in a form and substance reasonably acceptable to Buyer and which shall not disclose any material adverse changes from the Preliminary Disclosure Schedules and unaudited reviewed balance sheet of Seller as of September 30, 2022 and related combined statement of income and cash flows for the nine (9) month period then ended;

(viii) a certificate of a duly elected officer of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the director(s) and/or manager(s) and stockholders and/or members of Seller authorizing the execution, delivery and performance of this Agreement and the other documents required to be delivered hereby (the “Ancillary Agreements”) and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(ix) a certificate duly executed by Seller, in form reasonably satisfactory to Buyer, stating, under penalty of perjury, that Seller is not a “foreign person” as defined in Section 1445 of the Code;

7

(x) A release of claims, in a form reasonably acceptable to Buyer, duly executed by Owner, as to pre-Closing claims or liabilities of Seller to Owner;

(xi) The Escrow Agreement, duly executed by Seller Parties; and.

(xii) Buyer shall have received such other documents as Buyer may reasonably request.

As used in this Agreement, “Material Adverse Effect” means a material adverse effect on (i) the assets, properties, liabilities, operations, business, prospects or condition (financial or otherwise) of Seller and the Business, taken as a whole, or (ii) the ability of Seller or the Owner to perform its or their obligations hereunder; caused by (A) terrorism or war (whether or not declared), (B) general market or economic conditions, (C) conditions generally affecting the industries in which Seller operates (including, without limitation, the effects of the Coronavirus Pandemic in its current state as of the date hereof, but excluding any worsening thereof), or (D) any material disruption in financial, banking, or securities markets in general. .

2.6. Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to effect the Transactions are subject to satisfaction at or prior to the Closing of the following conditions (any of which may be waived by the Seller Parties in their sole and absolute discretion):

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

(b) Buyer shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement and the Ancillary Agreements to be so performed or complied with by the Buyer at or before the Closing.

(c) Buyer shall have delivered to the Seller Parties a certificate, dated as of the Closing Date and executed by an authorized officer of Buyer, certifying as to the fulfillment of the conditions specified in Sections 2.6(a) and 2.6(b).

(d) No claim, action, suit, investigation or proceeding shall be pending or threatened before any Governmental Body which presents a risk of the restraint or prohibition of the Transactions.

(e) Buyer shall have delivered to the Seller Parties:

(i) the Bill of Sale, duly executed by Buyer;

(ii) the Lease, duly executed by Buyer;

(iii) the Employment Agreements, duly executed by Buyer; and

(iv) the Escrow Agreement, duly executed by Buyer and Owner at Closing pursuant to Section 2.1.

2.7. Working Capital and TTM Adjusted EBITDA Adjustments.

(a) No later than one hundred and twenty (120) days after the Closing Date, Buyer shall cause a combined balance sheet of the Seller as of the Effective Time (the “Closing Balance Sheet”) along with a combined statement of income and TTM Adjusted EBITDA for the twelve (12) month period ended on the last day of the most recently full calendar month prior to Closing (the “Closing TTM Statement”) to be prepared and delivered to Seller, which will be accompanied by a statement (the “Post-Closing Statement”) setting forth Buyer’s calculation of (i) Working Capital as of the Effective Time, the outstanding indebtedness of Seller as of the Effective Time (to the extent not paid by Seller following the Closing Date or required to be paid by Buyer in accordance with Section 2.1(b)), outstanding Transaction Expenses as of the Effective Time (to the extent not paid by Seller following the Closing Date or required to be paid by Buyer in accordance with Section 2.1(a)), and TTM Adjusted EBITDA, (ii) the Proposed Adjustment Amount, and (iii) a revised version of the Estimated Retainage Account Statement reflecting Buyer’s summary of the Retainage Accounts as of the Effective Time (the “Closing Retainage Account Statement”). Buyer shall prepare the Closing Balance Sheet, Closing TTM Statement, and the Post-Closing Statement in accordance with GAAP. Buyer shall provide a reasonable opportunity for Seller and their representatives to review the books and records of the Business used in preparing or supporting the Closing Balance Sheet, Closing TTM Statement, and the Post-Closing Statement and the numbers contained therein and shall provide Seller with reasonable access to Buyer’s personnel in connection therewith. “Proposed Adjustment Amount” means the net amount of payments that Buyer proposes pursuant to this Section 2.7(a) as a result of the Working Capital as of the Effective Time, the applicable outstanding indebtedness of Seller as of the Effective Time, applicable outstanding Transaction Expenses as of the Effective Time, and the TTM Adjusted EBITDA.

8

(b) If, within thirty (30) days following delivery of the Closing Balance Sheet, Closing TTM Statement, and the Post-Closing Statement (the “Objection Notice Period”), Seller have not given Buyer written notice of any objection to the Closing Retainage Account Statement or the Proposed Adjustment Amount (which notice is to state in reasonable detail the basis of its objection and the matters in dispute and the amount of any proposed adjustments in accordance with Section 2.7(c) of this Agreement) (an “Objection Notice”), then (i) the Closing Retainage Account Statement shall be deemed final, and (ii) Buyer’s calculations of the Proposed Adjustment Amount is to be deemed the Final Adjustment Amount, and each is to be binding and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge.

(c) If Seller give Buyer an Objection Notice with respect to the Closing Retainage Account Statement or Buyer’s calculations of the Proposed Adjustment Amount within the Objection Notice Period, then Seller and Buyer shall in good faith attempt to resolve the specific issues set forth in reasonable detail in such Objection Notice (and, for avoidance of doubt, all other calculations with respect to the Proposed Adjustment Amount are to be binding and conclusive on the Parties). If Seller and Buyer fail to resolve such issues within thirty (30) days following Buyer’s receipt of such Objection Notice, Seller and Buyer shall submit the specific issues (and only such issues) set forth in reasonable detail in such Objection Notice remaining in dispute to a nationally or regionally recognized certified public accounting firm mutually selected by Seller and Buyer (the “Independent Accountants”) for resolution in accordance with the guidelines and procedures set forth in this Agreement. Buyer and Seller Parties agree that as a condition to selection of any Independent Accountants, that (i) such Independent Accountants shall not have been engaged by them or provided accounting or other substantive services to them or their respective affiliates during the three (3) year period prior to the Signing Date, and (ii) neither they nor their respective affiliates will engage (or promise to engage) or receive substantive services from such Independent Accountant at any time prior to twelve (12) months following the date that the final Working Capital has been agreed to in accordance with the provisions of this Agreement. If issues are submitted to the Independent Accountants for resolution, (A) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants request and are available to such Party or such Party’s representatives and are to be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues, (B) the Independent Accountants shall act as experts and not arbiters and shall determine only those items that remain in dispute in the Objection Notice, (C) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, is to be final, binding and conclusive on the Parties and is to be used in the calculation of the Final Adjustment Amount, (D) in no event shall any determination of the Independent Accountants be outside of the range of Buyer’s proposed final calculations of such disputed issues set forth in the Post-Closing Statement and Seller’s proposed adjustments thereto set forth in the Objection Notice, and (E) the fees and expenses of the Independent Accountants are to be allocated and payable by Buyer, on the one hand, and the Selling Parties on the other hand, in proportion to the amounts by which the proposals of Buyer and Seller, respectively, differed from the Independent Accountants’ final determination of the matters in dispute, and the Independent Accountants are to determine such proportions in the Independent Accountant’s final determination.

9

(d) Within five (5) business days after the earlier of (i) the expiration of the Objection Notice Period in the event no Objection Notice is delivered to Buyer prior thereto, (ii) the joint final resolution of Buyer and Seller of any disputed items set forth in an Objection Notice, or (iii) the final determination by the Independent Accountants in accordance with Section 2.7(c) (in each case, the “Final Determination Date”), the following applicable payments shall be made by wire transfer of immediately available funds:

(i) If Working Capital as finally determined pursuant to this Section 2.7 exceeds Estimated Working Capital (the amount by which final Working Capital exceeds Estimated Working Capital, the “Excess Working Capital”), Buyer shall pay to Seller an amount equal to the Excess Working Capital. If Working Capital as finally determined pursuant to this Section 2.7 is less than Estimated Working Capital (the amount by which final Working Capital is less than Estimated Working Capital, the “Deficit Working Capital”), then the Seller Parties shall pay to Buyer an amount equal to the Deficit Working Capital.

(ii) If the outstanding indebtedness of Seller as of the Effective Time (to the extent included in Assumed Liabilities and not paid by Seller following the Closing Date or required to be paid by Buyer in accordance with Section 2.1(c)) (“Final Seller Debt”) as finally determined pursuant to this Section 2.7 exceeds Estimated Seller Debt (the amount by which Final Seller Debt exceeds the Estimated Seller Debt, the “Excess Seller Debt”), then the Seller Parties shall pay to Buyer an amount equal to such Excess Seller Debt. If Final Seller Debt as finally determined pursuant to this Section 2.7 is less than Estimated Seller Debt (the amount by which Final Seller Debt is less than Estimated Seller Debt, the “Deficit Seller Debt”), then Buyer shall pay to Seller an amount equal to the Deficit Seller Debt.

(iii) If the Transaction Expenses of Seller as of the Effective Time (to the extent included in Assumed Liabilities and not paid by Seller following the Closing Date or required to be paid by Buyer in accordance with Section 2.1(b)) (“Final Transaction Expenses”) as finally determined pursuant to this Section 2.7 exceeds Estimated Transaction Expenses (the amount by which Final Transaction Expenses exceeds Estimated Transaction Expenses, the “Excess Transaction Expenses”), then the Seller Parties shall pay to Buyer an amount equal to such Excess Transaction Expenses. If Final Transaction Expenses is less than Estimated Transaction Expenses (the amount by which Final Transaction Expenses is less than Estimated Transaction Expenses, the “Deficit Transaction Expenses”), then Buyer shall pay to the Seller an amount equal to the Deficit Transaction Expenses.

(iv) If the TTM Adjusted EBITDA as of the Effective Time (“Final TTM Adjusted EBITDA”) as finally determined pursuant to this Section 2.7 exceeds Estimated TTM Adjusted EBITDA (the amount by which Final TTM Adjusted EBITDA exceeds Estimated TTM Adjusted EBITDA, the “Excess TTM Adjusted EBITDA”), then the Seller Parties shall pay to Buyer an amount equal to such Excess TTM Adjusted EBITDA multiplied by four (4). If Final TTM Adjusted EBITDA is less than Estimated TTM Adjusted EBITDA (the amount by which Final TTM Adjusted EBITDA is less than Estimated TTM Adjusted EBITDA, the “Deficit TTM Adjusted EBITDA”), then Buyer shall pay to the Seller an amount equal to the Deficit TTM Adjusted EBITDA multiplied by four (4) and as further provided in this Section 2.7(d).

(v) Any required payments between Buyer and the Seller Parties pursuant to this Section 2.7(d) shall be netted against each other, as applicable, resulting in an amount (the “Final Adjustment Amount”).

10

(vi) Payment of the Final Adjustment Amount is to be made (i) in the case of amounts due from Seller Parties, by wire transfer of immediately available funds to an account or accounts designated by the Buyer within five (5) days after the date of final determination of such Final Adjustment Amount, and (ii) in the case of amounts due from Buyer, by wire transfer of immediately available funds to an account or accounts designated by the Seller within five (5) days after the date of final determination of such Final Adjustment Amount.

2.8. INTENTIONALLY LEFT BLANK

3. REPRESENTATIONS AND WARRANTIES BY SELLER PARTIES

Subject to such exceptions as are set forth in (i) the Exhibits and Disclosure Schedules delivered to Buyer by the Seller Parties within fourteen (14) days following the Signing Date (the “Preliminary Disclosure Schedules”), as such disclosures may be updated in accordance with Section 5.7 of this Agreement (the “Updated Disclosure Schedules” and, collectively with the Preliminary Disclosure Schedules, the “Disclosure Schedules”), as of the Signing Date and as of the Closing Date, Seller Parties jointly and severally represent and warrant to Buyer as set forth below in this Section 3. Any Disclosure Schedules shall contain schedules and references qualifying the section or subsection they specifically reference:

3.1. Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of the state of its formation and organization. Seller has full power and authority to carry on the businesses of the Business as now conducted and to own, lease or operate its properties and assets as now owned, leased or operated.

3.2. Ownership. Seller is wholly owned by Owner. No person has any option to purchase equity in or assets of any Seller, any right of first refusal to purchase equity in or assets of any Seller, or any other similar right. Seller does not have any subsidiaries, nor does it own any equity or capital interests, stock, or membership or partnership interests in any person or entity.

3.3. Authorization; No Violation. Seller has the full power and authority, and Owner has the capacity, in each case to enter into this Agreement and perform its or their respective obligations hereunder and carry out the Transactions. Except as set forth in Schedule 3.3, the execution and delivery of this Agreement and the consummation of the Transactions (a) do not, and will not, violate or conflict with any organizational document of any Seller, and (b) assuming the third party consents and notices set forth on Schedule 3.14 are obtained and provided, respectively, do not and will not violate or conflict with, or result in a breach of, or default under, any agreement, contract, covenant, promise, indenture, or other instrument, or any order or decree of any court or other Governmental Body, to which any Seller Party is a party or by which any Seller Party, or any Seller Party’s assets or properties, are bound. This Agreement, when executed, will constitute legal, valid and binding obligations of each Seller Party enforceable in accordance with its terms except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. “Governmental Body” means any United States or foreign federal, state, provincial, regional, local, or municipal legislative, executive, or judicial department, commission, board bureau, agency, office, tribunal, court, or other instrumentality, whether governmental or quasi-governmental.

11

3.4. Financial Statements; Accounts Receivable; Accounts Payable; Inventory; Backlog.

(a) Attached as Schedule 3.4(a) are the (i) unaudited combined balance sheets of Seller and related unaudited combined statements of income and cash flows as of and for the fiscal years ended December 31, 2020 and December 31, 2019 and December 31, 2018 (collectively, the “Signing Date Year-End Financial Statements”) and (ii) unaudited combined balance sheet of Seller (the “Most Recent Balance Sheet”) as of September 30, 2021 (the “Most Recent Balance Sheet Date”) and related combined statement of income and cash flows for the nine (9) month period then ended (the “Signing Date Interim Financial Statements” and, together with the Signing Date Year-End Financial Statements, the “Signing Date Financial Statements”). Except as disclosed in Schedule 3.4(a), the Signing Date Financial Statements have been, and when delivered, the Closing Financial Statements will be, prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of Seller as of such dates and the results of operations of Seller for such periods covered thereby, subject, in the case of the Signing Date,Interim Financial Statements and Closing Date Interim Financial Statements, to normal year-end adjustments and the absence of notes, none of which would, individually or in the aggregate, be materially adverse to the business, operations, assets, liabilities or financial condition of Seller. Other than the Estimated Seller Debt as set forth on the Closing Statement, Seller does not have any outstanding indebtedness, for borrowed money or otherwise. Except as set forth on Schedule 3.4(a), no Seller Party has applied for or otherwise received any payments in connection with the CARES Act or other Coronavirus Relief Programs, including any amounts under the SBA Paycheck Protection Loans or any amounts from participation in the CMS Accelerated and Advance Payment Program.

(b) All Accounts Receivable as of the Signing Date (and with respect to the Updated Disclosure Schedules, as of the last day of the calendar month immediately preceding the date of delivery of the Updated Disclosure Schedules) are set forth on Schedule 3.4(b) All Accounts Receivable of Seller represent valid obligations of payors, clients, and/or customers arising from sales actually made or services actually performed by Seller in the ordinary course of business. The underlying transactions comprising the Accounts Receivable are reflected properly on Seller’s books and such Accounts Receivable. The Accounts Receivable are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances, or credits. Since January 1, 2021, Seller has attempted to collect its Accounts Receivable in the ordinary course of its business and in a manner that is consistent with its past practices. All accounts receivable of Seller reflected on the Signing Date, Financial Statements and Closing Date Financial Statements, when delivered, are fully collectible in the ordinary course of business, after deducting the allowance for doubtful accounts as may be reflected in the Signing Date Financial Statements or Closing Date Financial Statements, as applicable. None of the receivables are due from Owner or any affiliate of any Seller Party.

(c) The accounts payable of Seller as of the Signing Date (and with respect to the Updated Disclosure Schedules, as of the last day of the calendar month immediately preceding the date of delivery of the Updated Disclosure Schedules) are set forth on Schedule 3.4(c). The accounts payable of Seller arose from bona fide arm’s length transactions in the ordinary course of business consistent with past practice, and no such account payable or note payable is delinquent in its payment. Since the January 1, 2021, Seller has paid its accounts payable in the ordinary course of its business and in a manner that is consistent with its past practices.

(d) All of the inventories of Seller consist of a quality and quantity of raw materials and finished products that are saleable in the ordinary course of business consistent with past practice, at normal selling prices, and not subject to write off except for obsolete or defective materials and excess stock items that are reserved for (including reservation for costs of disposal, if any) on the Signing Date Financial Statements or Closing Date Financials, as applicable. All of the inventories are located at facilities leased or owned by Seller. None of the inventories represent consignment inventories.

(e) Schedule 3.4(e) sets forth as of the Signing Date (and with respect to the Updated Disclosure Schedules, as of the last day of the calendar month immediately preceding the date of delivery of the Updated Disclosure Schedules), a complete and accurate list of the Backlog of Seller which shall include the name of the customer, aggregate contract price, revenues received to date, any unbilled balance remaining. For purposes hereof, “Backlog” shall mean all orders of Seller then in progress or under contract other than those orders which have been completed in full and final invoices issued.

12

3.5. Title and Condition of Assets. Except as set forth on Schedule 3.5, Seller collectively own and possess and have good and marketable title to the Purchased Assets, free and clear of all Encumbrances. All of Seller’s tangible assets included in the Purchased Assets are in good working condition and repair in all material respects, normal wear and tear excepted. All of Seller’s assets are a result of Seller’s operation of the Business in the ordinary course and include all assets necessary for the operation of the Business by Seller as currently operated. No Owner or any affiliate of an Owner owns any assets or properties used in or necessary for the operation of the Business.

3.6. No Undisclosed Liabilities; Absence of Changes.

(a) Except as disclosed on Schedule 3.6(a), there are no material liabilities or obligations of any nature, individually or in the aggregate, with respect to the Business except (a) those that are reflected or reserved against in the Most Recent Balance Sheet as of the Most Recent Balance Sheet Date, (b) Transaction Expenses, and (c) those that have been incurred in the ordinary course of business since the Most Recent Balance Sheet Date, none of which is indebtedness for borrower money or a liability for delinquent taxes, breach of contract, tort, infringement, misappropriation, dilution or a claim or lawsuit, a violation of law, or an environmental liability.

(b) Except for liabilities incurred in connection with this Agreement or the Transactions, and except as disclosed on Schedule 3.6(b), since January 1, 2021, Seller has conducted its business only in the ordinary course of business (other than reasonably necessary changes to operations in response to the Coronavirus Pandemic (as defined herein)), and there has not occurred any event, effect, circumstance, change, occurrence, fact or development of any character whatsoever which would be prohibited by Section 5.1 if this Agreement were in effect at such time or which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, operations and condition of the Business.

3.7. Taxes.

(a) For the purposes of this Agreement “Taxes” or “Tax” shall mean any (i) taxes, assessments, charges, duties, fees, levies, imposts or other like assessments of any kind whatsoever in the nature of taxes, including federal, state, local or foreign income, gross receipts, net proceeds, capital gains, capital, paid-up capital, ad valorem, turnover, real and personal property (tangible and intangible), alternative or add-on minimum, sales, use, franchise, registration, business and occupation, margin, estimated, excise, value added, stamp, leasing, lease, user, transfer, title, fuel, excess profits, premium, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, recording, inventory and merchandise, business privilege, federal highway use, commercial rent, disability, severance, employee’s income withholding, other withholding unemployment and Social Security taxes and any liability under unclaimed property, escheat, or similar Laws, which are imposed by any Governmental Body; (ii) interest, penalties, fines or additions to tax or additional amounts imposed by any Governmental Body in connection with (a) any item described in clause (i) or (b) the failure to comply with any requirement imposed with respect to any Tax Return and (iii) liability in respect of any items described in clause (i) or (ii) payable by reason of contract (including any Tax sharing, allocation, indemnification or similar agreement), assumption, transferee, successor or similar liability, operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise (or (iv) liability for the payment of any amounts of the type described in clause (i) or (ii) arising as a result of Seller or any subsidiary being (or ceasing to be) a member of any affiliated group within the meaning of Section 1504 of the Code (or any analogous combined, consolidated, or unitary group defined under state, local or foreign Law) or being included (or required to be included) in any Tax Return relating thereto. For the purposes of this Agreement “Tax Return” shall mean any report, return, declaration, form, claim, informational return (including all Forms 1099) or statement required to be filed with any Governmental Body in connection with any Taxes, including any schedule or attachment thereto or amendment thereof.

13

(b) Western Star is classified as an S Corporation for federal income tax purposes. All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed in compliance with all applicable Laws. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing with respect to the Business or the Purchased Assets or by Seller (in each case, whether or not shown on any Tax Return) have been, or will be, timely paid. Seller have made available to Buyer correct and complete copies of all federal income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller filed or received for all taxable years remaining open under the applicable statute of limitations.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller, the Business or the Purchased Assets, and Seller is not subject to any audit of Taxes..

(d) No deficiencies have been asserted, threatened, claimed, proposed or assessed against the Seller or the Business, by audit or otherwise.

(e) Seller is not a party to any Claim related to Taxes by any taxing authority or any other Governmental Body. There are no pending or threatened Claims related to Taxes in writing against Seller by any taxing authority or any other Governmental Body. No written claim has been made by any taxing authority or any other Governmental Body in any jurisdiction where Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority or any other Governmental Body in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (in each case other than statutory liens for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller has not entered into any transaction identified as a “reportable transaction” for purposes of Section 1.6011-4(b) of the Code.

(i) Seller has complied with all Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provisions of state, local or foreign Tax Law), and has, within the time and in the manner prescribed by Law, withheld from all applicable employees’ and other service providers’ wages and other compensation and paid over to the proper Governmental Bodies all amounts required to be so withheld and paid over under all Laws, including federal, state, local and foreign Taxes, and has timely filed or provided all withholding Tax Returns in accordance with Law.

(j) Seller is not a party to or bound by any power of attorney with respect to Taxes, or by any Tax sharing, Tax indemnity, or Tax allocation contract, and Seller does not have any Liability to another party under any such contract.

14

(k) Seller is not now, nor has ever been, a member of a consolidated, combined, unitary or aggregate group of which Seller was not the ultimate parent corporation. Seller hasn’t any liability for the Taxes of any Person (other than Seller) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise. The Seller nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which Seller is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(l) Seller is not nor has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. All applicable transfer pricing rules have been complied with, and all documentation required by all relevant transfer pricing laws has been timely prepared.

(m) Seller is not nor has been party to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has ever been filed with respect to Seller.

3.8. Litigation. Except as set forth on Schedule 3.8, since January 1, 2018, there has been no lawsuit, action, mediation, allegation, complaint, arbitration, hearing, investigation, inquiry, grievance, audit, notice of violation, proceeding, claim, demand, suit, cause of action, charge, citation, governmental inquiry, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, of any nature (“Claims” and each, a “Claim”) relating to Seller or the Business and their respective operations including matters with customers, employees or independent contractors, and no such matters are pending or threatened and, to the Seller’s Knowledge, there is no basis for any such matters. No action or proceeding in bankruptcy or insolvency has been commenced or is threatened against any Seller Parties. Seller is not a party to any settlement agreement with any current or former officer, employee or independent contractor of the Seller that involves allegations relating to sexual harassment or misconduct. Seller has not received any notice of any allegations of sexual harassment or misconduct made against any current or former officer or employee of Seller relating to or arising in connection with such officer or employee’s service to the Seller and, to Seller’s Knowledge, no such allegations have been made.

3.9. Compliance with Laws; Permits. Except as set forth in Schedule 3.9, Seller and the Business have at all times been operated in compliance in all material respects with all applicable statutes, rules, regulations, orders, ordinances, judgments, decrees and requirements of all federal, state and local commissions, boards, bureaus and agencies, including government third party payors having jurisdiction over the applicable Seller and the operations of the Business and, to the extent having the force of law, any position statements, advisory opinions, bulletins, notifications and other guidance relating to any of the foregoing in this definition (collectively, “Laws”). Seller holds and has held all Permits (as defined below) required under any Laws to conduct the Business as currently conducted and Schedule 3.9 contains a list of all such Permits. Except as set forth on Schedule 3.9, no suspension or cancellation of any Permit is pending or threatened. Seller Parties and the Business (i) are not subject to any existing, reasonably expected, or threatened action alleging breach or violation of any federal, state or local Laws; (ii) are not subject to any existing, or reasonably expected or threatened order or other liability arising from any actual or alleged violation of Law; (iii) have not received any written notice or other communication from any Governmental Body or any other person or entity regarding any actual or alleged violation of or failure to comply with any applicable Law in connection with the Business, or Seller’s licenses and permits, or the assets of Seller, including the Purchased Assets, and (iv) have not received any written notice of a government third party payor billing and reimbursement claim or violation. No Selling Party has received any notice from the regulatory authorities which enforce the statutory or regulatory provisions of any state’s insurance commission or any similar entity, relating to any actual or alleged violation of such statutory or regulatory provisions. For the purposes of this Agreement “Permit” or “Permits” shall mean any permit, approval, registration, license, grant, authorization, exemption, order, qualification, accreditation, consent or other right or privilege issued, granted, given or otherwise made available by or under the authority of any Governmental Body or other person pursuant to any Law.

15

3.10. Privacy Laws: Regulatory Compliance. The Seller, nor to Seller’s Knowledge, any vendor of Seller (in connection with services or goods rendered to or at the direction of Seller or client or customer data generated or maintained by Seller), has experienced any of the following: (1) any unauthorized access to, acquisition of, use of or disclosure of any “personally identifiable information” or any confidential information, or (2) any unauthorized access to or use of any systems or networks of Seller or any vendor of Seller.

3.11. Employees and Independent Contractors. Schedule 3.11(a) sets forth the names, titles, classification (with respect to (i) FLSA and (ii) W-2 versus 1099) and hours of all employees and independent contractors of Seller (and which Seller employs or engages such persons) who perform services in or on behalf of the Business, and the annual rate of compensation (including bonuses and benefits) being paid to such employee or independent contractor as of the most recent practicable date. The employees and independent contractors listed on Schedule 3.11(a) constitute all of the employees and independent contractors who are currently providing services to Seller or are in any way necessary to the continued operation of the Business as the Business is now being conducted (collectively, the “Seller’s Personnel”). Seller has at all times been in compliance in all material respects with all applicable Laws concerning the employer-employee relationship and with all Contracts relating to the employment or engagement of Seller’s Personnel and all former employees of Seller, including applicable wage and hour Laws, the Fair Labor Standards Act (“FLSA”), safety Laws, leave and worker compensation Laws, unemployment, anti-discrimination and harassment Laws, employee safety and health Laws, collective bargaining and concerted activity Laws, immigration Laws, Form I-9 practices, worker authorization, minimum wage and overtime Laws, meal and rest periods Laws, payment and withholding of payroll Taxes, social security Laws and the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or non-U.S. Law (collectively, the “WARN Act”), and to Seller’s Knowledge (as defined below) there is no reasonable basis for a claim by anyone that Seller or any of Seller’s Personnel violated any of the foregoing. All Seller’s Personnel are, and have been, properly classified and treated in accordance with applicable Laws with respect to compensation (including minimum wages and overtime pay) and with respect to being either an employee or an independent contractor. To Seller’s Knowledge, no Seller’s Personnel is a party to any non-competition, non-interference, non-solicitation or other such agreement with any third party that purports to prevent or limit the activities of Seller’s Personnel in connection with the Business and Seller’s business as currently conducted. There is no pending or threatened workers’ compensation claim or matter with respect to any Seller’s Personnel employment with or service to Seller, including arising from, or related to, Seller’s response to the 2020 severe acute respiratory syndrome coronavirus 2 pandemic (the “Coronavirus Pandemic”). Seller Parties are not aware of any fraudulent actions conducted by Seller’s Personnel or any former employees of Seller.

3.12. Pension and Benefit Plans.

(a) Schedule 3.12 lists each “employee benefit plan” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), as well as any health, welfare, pension, retirement, profit sharing, deferred compensation, equity compensation, savings, severance, retention, bonus, change in control, leave, vacation, paid time off, life insurance and disability plan, program, agreement and arrangement that (i) Seller sponsors or maintains or in which Seller participates or to which it contributes or is required to contribute or as to which it has or may have any material liability and (ii) covers any current or former employee or other service provider of Seller or their beneficiaries immediately prior to the Closing, other than plans or arrangements established pursuant to statute (each, a “Plan”). The Seller nor any entity which is or at any relevant time was a member of a “controlled group of corporations” under “common control” or in an “affiliated service group” with Seller within the meaning of Section 414(b), (c), (m), or (o) of the Code sponsors, maintains, contributes to or is required to contribute to or has sponsored, maintained, contributed to or been required to contribute to at any time in the past six (6) years (A) any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code, (B) any “multiemployer plan” as defined in Section 3(37) of ERISA, (C) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (D) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (E) any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or (F) a “defined benefit plan” as defined in Section 3(35) of ERISA.

16

(b) Current copies of each of the Plans (or a written description of any material unwritten Plans), including all amendments thereto, and related contracts and trusts, to the extent applicable, have been provided or otherwise made available to Buyer. There has also been provided to Buyer, with respect to each Plan, the following (to the extent applicable): (i) copies of the most recent Internal Revenue Service determination letter or advisory or opinion letter with respect to each such Plan intended to qualify under Section 401(a) of the Code; (ii) copies of the most recent summary plan descriptions and any summaries of material modifications thereto; (iii) copies of the three most recent Form 5500 annual reports and accompanying schedules, the actuarial report (to the extent applicable); (iv) the nondiscrimination testing results for the three most recent plan years; and (v) any material correspondence with any Governmental Body with respect to any Plan during the last six years.

(c) All Plans have been maintained, funded, and administered in compliance in all respects with their terms and all applicable Laws, including ERISA and the Code, and each such Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or advisory opinion to support such qualified status and nothing has occurred which could reasonably be expected to result in the loss of such qualified status. There are no actions, suits or claims pending or, to the Knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against, or with respect to, any Plan or the assets of any Plan. There is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before any Governmental Body.

(d) With respect to each Plan, Seller does not have any direct or indirect, actual or contingent liability, other than to make payments for contributions, premiums or benefits when due in the ordinary course of business, all of which payments have been made to the extent due.

(e) Seller does not have any obligation to offer or provide health benefits to any employee following retirement or other termination, except continuation coverage as required under Section 4980B of the Code (or equivalent state Law).

(f) Each of the Plans is in compliance in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act.

(g) None of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA that could reasonably be expected to subject any of the Plans or any Seller to a Tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA.

(h) Each Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder; and Seller does not have any obligation to “gross up” any person for any Taxes under Section 409A of the Code.

17

(i) Neither the execution and delivery of this Agreement by the Seller Parties nor the consummation of the Transactions will: (A) entitle any current or former employee of Seller to severance pay, unemployment compensation, benefits, incentive compensation or any similar payment; (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee (other than payment for accrued vacation upon termination required under applicable law); (C) require any contribution or payment to fund any obligations under any Plan; or (D) directly or indirectly result in any payment made to or on behalf of any person to constitute a “parachute payment” within the meaning of Section 280G of the Code; and Seller does not have any obligation to “gross up” any person for any Taxes under Section 4999 of the Code.

3.13. Contracts. Seller has listed on Schedule 3.13(a) all of the current Contracts in effect for the operation of the Business or to which The Seller is a party, including any Contracts to which any of the Purchased Assets is bound (the “Business Contracts”). All of the Business Contracts that constitute Purchased Assets are listed on Schedule 3.13(b). Except as set forth on Schedule 3.13(c), (a) each of the Business Contracts is in full force and effect, (b) The Seller nor, to Seller’s Knowledge, any other party is in breach of or default under any such Business Contract, (c) no facts or circumstances exist that with the passage of time or the giving of notice, or both, would constitute an event of default by Seller or, to Seller’s Knowledge, any other party with respect to any such Business Contract, (d) to Seller’s Knowledge, no party to any of the Business Contracts has declared or filed for bankruptcy.

3.14. Notices and Consents. Schedule 3.14 sets for a correct and complete list of all Required Consents as well as any notices required (by contract or otherwise) to permit the assignment of the Assumed Contracts and other Purchased Assets to the Buyer and the consummation of the Transactions (including Governmental Body regulatory approvals).

3.15. Real Property. Seller does not own any real property. Schedule 3.15 sets forth a correct and complete list of all real property leased or subleased by Seller, including the street address and the identity of the applicable lessor (“Leased Real Property”). Except as set forth on Schedule 3.15, the applicable Seller has valid leasehold estates or, as the case may be, valid leasehold interests, in all Leased Real Property, free and clear of all liens. Seller has not granted any person the right to use or occupy any portion of any parcel of Leased Real Property or received notice of any claim of any person to the contrary. A correct and complete copy of each lease for the Leased Real Property has been provided to Buyer. The Leased Real Property constitutes all of the real property used in connection with the Business.

3.16. Intellectual Property.

(a) Seller owns or is properly licensed to use all Intellectual Property used in or necessary to conduct the business of Seller as presently conducted or as currently proposed to be conducted by Seller. For purposes of this Agreement, “Intellectual Property” means all United States and foreign patents (including design patents, if any), patent applications, registered trademarks, trademark applications, unregistered trademarks, copyrights, copyright applications and registrations, trade dress, domain names, processes, trade secrets and know-how. “Owned Intellectual Property” means Intellectual Property used by the applicable Seller in which the Seller has or purports to have an ownership interest, and “Licensed Intellectual Property” means any Intellectual Property licensed to the applicable Seller. Schedule 3.16(a)(i) sets forth a true, correct and complete list of the following Owned Intellectual Property of Seller: all United States and foreign patents (including design patents, if any), patent applications, registered trademarks, trademark applications, unregistered trademarks, filed, issued or registered copyrights and copyright applications, and domain names registered in the name of, pending on behalf of, or owned by the Seller which list includes each name used by the Seller in connection with the marketing or sale of products or services. The list included in Schedule 3.16(a)(i), as to each item, shall also include, to the extent applicable, the registration or application number, the goods with which each patent or mark on the list is registered and used, the country or countries in which each patent or mark is registered, applied for or used, and the application date, registration date and renewal date for each such patent or mark, as applicable. Schedule 3.16(a)(ii) identifies any Owned Intellectual Property which is licensed out to third parties and includes the name of such third party. Schedule 3.16(a)(iii) lists all Licensed Intellectual Property used by Seller and licensed from third parties (excluding shrink wrap or other “off-the shelf” commercial software products), identifying the name of the third-parties.

18

(b) Except as listed in Schedule 3.16(b), the Owned Intellectual Property is owned by the applicable Seller free and clear of all joint ownership, assignments, licenses, sublicenses, restrictions, liens, security interest and Encumbrances. To the Seller’s Knowledge, after such inquiry as a reasonably prudent business person in similar circumstances would conduct, no products manufactured or sold in Seller’s business nor the Owned Intellectual Property infringe or compete unfairly, or have been alleged to infringe or compete unfairly with any patents, trademarks, service mark, copyrights or other intellectual property rights of any person or entity. There are no other intellectual property rights within the definition of Intellectual Property used by Seller which are not either Owned Intellectual Property or Licensed Intellectual Property.

(c) There is (i) no infringement or misappropriation by any third party of any of the Owned Intellectual Property or the Licensed Intellectual Property to the extent that it is exclusively licensed to Seller, and (ii) there is no infringement or misappropriation by Seller of any Intellectual Property of any third party. No Seller has within the past three (3) years been party to or threatened with an infringement, cancellation, opposition, declaratory judgment or similar action against or by, as appropriate, any third party concerning Intellectual Property.

(d) As to the Owned Intellectual Property listed or required to be listed in Schedule 3.16(a)(i) or (ii): (i) the rights are valid and subsisting and legal title to such Intellectual Property is in the name of the applicable Seller, (ii) there is no pending or, to the Seller’s Knowledge, after having made reasonable inquiry, threatened, governmental proceeding or governmental investigations or other third-party claims, litigation or proceedings pending, asserted or threatened against Seller with respect to such Intellectual Property, (iii) there are no co-existence agreements, consent decrees, judgments, consents, injunctions, settlement agreements or any similar agreements which would affect or restrict or limit Seller’s ability to own and/or use the Owned Intellectual Property and, to Seller’s Knowledge, the Licensed Intellectual Property in its business as currently conducted or currently proposed to be conducted; and (iv) no third party has any right to receive or pay to any Seller any royalty nor are there any royalty free licenses of the Owned Intellectual Property to which Seller or any other Seller Party is a party. As to the Licensed Intellectual Property listed in Schedule 3.16(iii), Seller is in compliance with all terms and conditions of the agreements under which such Licensed Intellectual Property is used by Seller, and no consent of the owner thereof is required in connection with the transactions contemplated by this Agreement.

(e) In the case of inventions of employees, officers or directors relating to Seller’s business, Seller has a valid ownership interest in all such inventions and, to the extent required under applicable law, such inventions have been, or prior to Closing will be, validly assigned to the Seller. There are no compensation claims of whatever nature against Seller with respect to any such inventions.

3.17. Affiliate Transactions. Except for transactions between the Seller made in the ordinary course of the Business as historically conducted or as set forth on Schedule 3.17, no officer, director, manager, direct or indirect equity holder (including Owners) or Affiliate of any Seller Party is a party to any contract (other than employment agreements) or has any interest in any asset or property owned or used by Seller or the Business.

3.18. Brokers and Finders. Except as set forth in Schedule 3.18, no brokers or finders have been used in this transaction or are otherwise entitled to any fee. Seller acknowledges and agree that the Seller Parties are responsible for the payment of all such fees.

19

3.19. Insurance. Schedule 3.19 sets forth a complete list of all existing insurance policies of Seller that are maintained by, for the benefit of, or at the expense of Seller (the “Insurance Policies”), correct and complete copies of which have been made available to Buyer. Schedule 3.19 sets forth the name of the insurer under each Insurance Policy, the type of policy, the policy number and the coverage amount thereunder. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy or which, to Seller’s Knowledge, will not be covered in full by such Insurance Policy. All premiums due and payable under all Insurance Policies have been timely paid, and the applicable Seller is otherwise in compliance with the terms of the Insurance Policies. All Insurance Policies remain in full force and effect and to Seller’s Knowledge there is no threatened termination of, or material premium increase with respect to, any Insurance Policy. The Insurance Policies (i) are adequate for compliance with all contracts to which the applicable Seller is a party in accordance with the terms of such contracts, (ii) have been purchased with at least the required minimum limits required by Law, and (iii) provide insurance coverage in the amounts indicated therein for the applicable Seller’s business, properties, assets and operations as presently conducted (net of any prior claims paid thereunder to the extent that such claims reduce available amounts). Schedule 3.19 also describes all claims of Seller that are pending under the Insurance Policies (and the amount of insurance coverage available with respect to each claim) or that have been paid to Seller or third parties during the past five (5) years. To Seller’s Knowledge, no event insured under an Insurance Policy has occurred that has not been filed as a claim under such Insurance Policy.

3.20. Environmental Matters.

(a) Seller has been and is in material compliance with all Environmental Laws, which compliance includes the possession by the applicable Seller of all Permits and other governmental authorizations required under Environmental Laws in relation to the Business and material compliance with the terms and conditions thereof. Seller has not received any written notice or other written communication or, to Seller’s Knowledge, any oral notice or other oral communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges Seller is not in compliance with any Environmental Law, and, to Seller’s Knowledge, there are no circumstances that may prevent or interfere with the compliance by Seller with any Environmental Law in the future. To Seller’s Knowledge, no client, customer, or current or prior owner or lessor of any property leased or possessed by Seller has received any written notice or other written communication, whether from a Governmental Body, citizens group, employee, or otherwise, that alleges that Seller or any such current or prior owner is not or has not been in compliance with any Environmental Law.

(b) To Seller’s Knowledge, there is and has been no release of Hazardous Materials that remains unresolved at any real property presently owned, leased, or operated by Seller or at any real property formerly owned, leased, licensed or operated by Seller. Seller has not received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a “potentially responsible party” with respect to any investigation or remediation of any threatened or actual release of any Hazardous Materials. To Seller’s Knowledge, except as described in Schedule 3.20, no above ground or underground storage tanks, whether or not in use, are or have ever been, located at any property currently or previously leased, owned or occupied by Seller. Sellers have made available to Buyer all environmental, health and safety assessments, inspections, investigations, audit reports, studies, and analyses conducted internally or externally or by a Governmental Authority and all related documents and correspondence, and all correspondence with, and any documents to, from, on behalf of or about, any Governmental Authority, employee or third party regarding compliance with or violations of applicable Environmental Law, or regarding releases or threatened releases of Hazardous Materials pertaining to the leased real property, the workplace, or the current or historical operation of Seller, which are in the possession of either Seller or its consultants, representatives or advisors.

20

(c) For purposes of this Agreement, “Environmental Laws” means any and all Laws, Permits, approvals, authorizations, orders and other requirements having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Materials; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Materials; (iii) the regulation of storage tanks; or (iv) otherwise relating to pollution or the protection of human health, safety or the environment. For purposes of this Agreement, “Hazardous Material” means (i) all substances, wastes, pollutants, contaminants, toxins, and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under Environmental Laws; (ii) all substances with respect to which any Governmental Body otherwise requires environmental investigation, monitoring, reporting, or remediation; (iii) petroleum and petroleum products and by products including crude oil and any fractions thereof; (iv) natural gas, synthetic gas, and any mixtures thereof; and (v) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls.

3.21. Warranties. Schedule 3.20 sets out the material terms of Seller’s warranty policies that apply to products or services sold, leased, installed, delivered or provided by Seller on or before the date hereof and remain in effect as of the date hereof, and identifies any exceptions to such policies, or deviations therefrom, granted to any customer or distributor in respect of product and/or services which continues to be covered by such policies. Except as set forth on Schedule 3.20, there are no claims pending or, to the Seller’s Knowledge, threatened against it, with respect to the quality of, or absence of defects in any of the products or services sold, leased, installed, delivered or provided by Seller other than those incurred or expected to be incurred in the ordinary course of the Business under the applicable Seller’s return/refund policies in effect from time to time (none of which, individually or in the aggregate, are, or are expected to be, inconsistent in type or scope with the historical experience of Seller). There are (a) no inherent design defects or systemic or chronic problems in any product sold, leased, installed, delivered or provided by Seller, (b) no liabilities for warranty or other claims or returns with respect to any products sold, leased, installed, delivered or provided by Seller relating to any such defects or problems, and (c) no liabilities arising out of any injury to individuals or property as a result of any product or service sold, leased, installed, delivered or provided by Seller. Adequate warranty reserves have been included in the balance sheets included in the Financial Statements.

3.22. Anti-Corruption.

(a) Since January 1, 2015, none of the Seller Parties, and, while acting for or on its behalf, each of either Seller’s officers, directors and employees (the “Seller Relevant Persons”) have not, and to the Seller’s Knowledge, agents, distributors, or sub-contractors of Seller or other persons or entities, while acting for or on behalf of Seller (the “Other Relevant Persons”) have not, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the Corruption of Foreign Public Officials Act or any other anti- corruption or anti-bribery law (collectively, the “Anti-Corruption Laws”) to the extent applicable to Seller’s operations or Business.

(b) The Seller and the other Seller Relevant Persons and Other Relevant Persons, while acting on Seller’s behalf, have not, directly or indirectly made any offer, payment, promise to pay, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value to any person or entity for the purpose of inducing them to do any act or make any decision in an official capacity with respect to Seller, including a decision to fail to perform an official function, or use his or her or its influence with a Governmental Body in order to affect any act or decision of such Governmental Body for the purpose of assisting Seller to obtain or retain any business, or to facilitate efforts of Seller to transact business or for any other improper purpose (e.g., to obtain a tax rate lower than allowed by law) in each case in violation of applicable Anti-Corruption Laws.

21

(c) To the Seller’s Knowledge, there is no current investigation, allegation, request for information, or other inquiry by any Governmental Body regarding the actual or possible violation of the Anti-Corruption Laws by Seller and since January 1, 2015, Seller has not received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Body regarding an actual or possible violation of the Anti-Corruption Laws.

3.23. Inappropriate Payments. None of the Seller Parties, and to the Seller’s Knowledge, any officer, director, agent, employee or representative of Seller (in their respective capacities as such) has since January 1, 2015, directly or indirectly, offered, promised, paid or made any gift, bribe, rebate, loan, payoff, kickback or payment, or provided anything else of value to any (a) officer of employee of a Governmental Body (which for purposes of this provision also includes any instrumentality thereof and any state owned or state controlled enterprise, or of a public international organization), (b) holder of public office, candidate for public office, political party, official of a political party or member of a royal family or (c) any person or entity acting for or on behalf of any Governmental Body (any of the foregoing, a “Government Official”), for the purpose of (i) inducing such Government Official to do any act or make any decision in an official capacity, including a decision to fail to perform an official function, or (ii) using his or her or its influence with a Governmental Body in order to affect any act or decision of such Governmental Body for the purpose of assisting any person or entity to obtain or retain any business.

3.24. Customers. Schedule 3.24 sets forth with respect to the Business the top [twenty-five (25)] customers (“Customers”) by revenue for each of calendar 2019 and 2020, as well as for the period beginning January 1, 2021 and ended on (i) the last day of the most recently completed calendar month prior to the Signing Date, with respect to the Preliminary Disclosure Schedules and (ii) the last day of the most recently completed calendar month prior to the Closing Date with respect to the Updated Disclosure Schedules. Seller has not received, either verbally and/or in writing, any notice that any Customer has ceased, or intends to cease after the Closing, to use the services of the Business or to otherwise terminate or materially reduce its relationship with the Business. To Seller’s Knowledge, no Customer intends to cease to use the services of the Business or to otherwise terminate or materially reduce its relationship with the Business following the Closing.

3.25. Vendors. Schedule 3.25 sets forth a true, complete and accurate list of the [twenty-five (25)] largest vendors (or other service providers or independent contractors), excluding attorneys, accountants and other similar professional advisors, to Seller (based on the aggregate value of materials, supplies, merchandise and other goods and services provided to Seller from such vendors or service providers during such period) (the “Material Vendors”) and total purchase in dollars from each Material Vendor, in each case, for each of calendar 2019 and 2020, as well as for the period beginning January 1, 2021 and ended on (i) the last day of the most recently completed calendar month prior to the Signing Date, with respect to the Preliminary Disclosure Schedules and (ii) the last day of the most recently completed calendar month prior to the Closing Date with respect to the Updated Disclosure Schedules. Seller has not received any notice, and has no reason to believe, that any Material Vendor has ceased, or intends to cease or alter after the Closing, its relationship with Seller or the Business or to otherwise terminate or materially reduce its relationship with the Business.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

As of the Signing Date and as of the Closing Date, Buyer represents and warrants to the Seller Parties as follows:

4.1. Organization. Buyer is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable.

4.2. Authorization. Buyer has full power and authority to enter into this Agreement and perform its obligations hereunder and to carry out the Transactions. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions have been duly authorized and approved by all necessary corporate or limited liability company (as applicable) action. This Agreement, when executed, will constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

22

4.3. No Violation. The execution and delivery of this Agreement by Buyer does not, and the consummation of the Transactions will not, (a) violate any provision of, or result in the creation of any lien or security interest under, any material contract or agreement to which Buyer is a party or by which any of Buyer’s assets or properties are bound; (b) violate any provision of the organizational documents of Buyer, if applicable; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer; or (d) violate any other contractual or legal obligation or restriction to which Buyer is subject.

4.4. Brokers and Finders. Buyer has not engaged or used any brokers or finders in this transaction.

4.5. No Litigation. No action, suit, claim, arbitration, proceeding or investigation is pending or, to the knowledge of Buyer, threatened against Buyer which questions or challenges the validity of any Transactions.

4.6. No Conflicts. No consent, authorization, approval, order, license, certificate, permit, or declaration or filing with, any federal, state, local, or other governmental authority or any court is required by Buyer for the execution, delivery or performance of this Agreement or any other agreement identified herein by Buyer, except for any thereof as has been duly obtained.

4.7. Non-Reliance on Seller Parties. Except as expressly set forth herein or in the agreements identified herein, Buyer has not received any written notice from the Seller Parties or any third party on behalf of Seller Parties regarding the Purchased Assets or the Transactions.

5. PRE-CLOSING COVENANTS

5.1. Access to Information. Prior to the Closing, upon reasonable notice from Buyer to the Seller Parties, Seller will afford to the officers, attorneys, accountants or other authorized representatives of the Buyer reasonable access during normal business hours to the employees, properties, facilities, contracts and the books and records of Seller so as to afford Buyer reasonable opportunity to make such review, examination and investigation of the Business as Buyer may desire to make and to obtain information required by Buyer’ debt finance sources. Prior to the Closing, the Seller Parties shall generally keep Buyer informed as to its progress with respect to completion of the conditions set forth in Section 2.5 hereof.

5.2. Conduct of Business. During the period from the Signing Date and continuing until the earlier of the termination of this Agreement or the Closing, Seller Parties agree (unless such action is specifically contemplated by, or required to be taken pursuant to, this Agreement or with the Buyer’s prior written consent) to carry on the Business in the usual, regular and ordinary course of business consistent with past practice, and to, and institute all commercially reasonable policies to, (i) preserve intact its present business organization and the rights and privileges pertinent to the Business, (ii) keep available the services of its present directors, officers, employees and consultants, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing business at the Closing. Without limiting the generality of the foregoing, during the period from the Signing Date and continuing until the earlier of the termination of this Agreement or the Closing, Seller shall not, do, cause or permit any of the following, without the prior written consent of the Buyer: (a) issue, sell or pledge the equity interests of Seller or additional equity interests of any class, or securities convertible into any such equity, or any rights, warrants or options to acquire any such equity or other convertible securities, or authorize or propose any of the foregoing; (b) propose or adopt any amendment to its organizational or constituent documents or authorize or adopt a plan of complete or partial dissolution; (c) incur any indebtedness or issue any debt securities or assume, or guarantee the obligations of any other person, other than trade indebtedness in the ordinary course of business; (d) increase in any manner the rate or terms of compensation of any of its directors, officers and other employees, except such increases as are granted in the ordinary course of business consistent with past practice, or enter into any employment, severance or collective bargaining agreement; (e) except in the ordinary course of business, sell, transfer or otherwise dispose of any of its property or assets, (f) mortgage or encumber any of its property or assets; (g) enter into, modify or amend, or terminate any contracts, except in the ordinary course of business; (h) enter into any Contract or commitment involving an aggregate capital expenditure or commitment exceeding $5,000; (i) amend, adopt or terminate any of its Plans, except as required by Law; (j) make any significant change in accounting methods, principles or practices, except as may be required by applicable Law; (k) accelerate collection of any Accounts Receivable, delay payment of payables, change credit practices or do anything to materially and adversely affect the relationship of customers or suppliers; (l) take any action that would result in a breach of the representations and warranties contained in Article 3 of this Agreement; (m) make any cash distributions to equity holders other than tax or other distributions in amounts and at times consistent with historical practice, or (n) agree in writing to take any of the foregoing actions.

23

5.3. Acquisition Proposals. From and after the Signing Date until termination of this Agreement or Closing, each of the Seller Parties shall not, and shall not authorize or permit any officer, director, manager or employee of, or any investment banker, attorney, accountant or other representative retained by any Seller Party to, (i) encourage, solicit, initiate discussions (whether in writing or verbally), facilitate (including by way of furnishing information) or continue inquiries or otherwise take any offers from or discuss any proposals with any person or entity (other than with or on behalf of Buyer or its Affiliates), relating to the Transactions or any transfer, sale or purchase of all or any portion of the Business, the Purchased Assets or the Owners’ equity interests in Seller, any recapitalization, merger or business combination with or involving either of the Sellers or the Business, or any public or private securities offering or financing or joint venture involving either of the Sellers or the Business (any of the foregoing, an “Acquisition Proposal”), or (ii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal or take any actions which may reasonably be expected to lead to any Acquisition Proposal. The Seller Parties agree that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and its Affiliates and that money damages would not provide an adequate remedy to Buyer.

5.4. Notice of Adverse Changes. From and after the Signing Date and prior to the Closing, Seller shall give Buyer prompt written notice of ( but in no event more than three (3) days following) the occurrence of any of the following with respect to Seller, the Business or the Purchased Assets:

(a) any damage or destruction of Purchased Assets involving individually or in the aggregate more than $10,000;

(b) the commencement or filing by or against Seller or the Business of any decree, judgment, order, proceeding or litigation at law or in equity, arbitration or other proceeding before any Governmental Body which involves any license or Permit or which could reasonably be expected to adversely affect the Business in any material respect;

(c) any labor grievance, strike, request for union representation, controversy or dispute affecting the business or operations of the Business;

(d) any violation or written notice of any alleged violation of any Law, license or Permit;

24

(e) any notice of breach, default, claimed default, or termination of any Assumed Contract or Business Contract;

(f) any other actual or threatened developments with respect to the business or operations of the Business which could reasonably be expected to result in a Material Adverse Effect or a breach of any of the representations and warranties of the Seller Parties hereunder; or

(g) any incurrence of indebtedness.

5.5. Disclosure Schedules. Between the Signing Date and the Closing, any Seller Party shall promptly notify Buyer in writing if Seller Party becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of any Seller Party made as of the Signing Date or (ii) the occurrence after the Signing Date of any fact or condition that would cause or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller Party’s discovery of, such fact or condition. In addition, between the Signing Date and the Closing, any Seller Party shall promptly notify Buyer of the occurrence of any breach of any covenant by Seller Party in this Article 5 or of the occurrence of any event that may make the satisfaction of any condition in Section 2.5 or Section 2.6 impossible or unlikely. No disclosure pursuant to this Section 5.5 will (i) prevent or cure any breach of any representation or warranty or covenant set forth herein, (ii) operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller Party in this Agreement, and (iii) shall not be deemed to amend or supplement the Disclosure Schedules or cure any breach of any representation, warranty or covenant set forth in this Agreement or any other Transaction Document.

5.6. Financial Statements and Management Reports. Between the Signing Date and Closing, on or before the tenth (10th) day of each calendar month, the Sellers shall provide Buyer with monthly unaudited combined financial statements (including results of operations and a balance sheet) and any routine management financial or other reports prepared or developed by the Seller.

5.7. Delivery of Disclosure Schedules. On or prior to the fourteenth (14th) day following the Signing Date, Sellers shall deliver to Buyer the Preliminary Disclosure Schedules. In addition, on or prior to the earlier of November 15, 2022 or fourteen (14) days following delivery to Buyer of the Closing Date Financial Statements (or such other date as Buyer and Sellers may agree), Sellers shall deliver to Buyer the Updated Disclosure Schedules which shall supplement and/or update the disclosures contained in the Preliminary Disclosure Schedules. The Updated Disclosure Schedules shall (i) expressly state that it is being made pursuant to this Section 5.7, (ii) specify the representations and warranties to which it applies and (iii) describe in reasonable detail the changes, additions or events to which it relates. Delivery of the Updated Disclosure Schedules shall not be deemed to cure any breach of any representation or warranty contained in the Preliminary Disclosure Schedules nor shall any such Updated Disclosure Schedules be considered to constitute or give rise to a waiver by Buyer of any condition set forth in this Agreement, unless Buyer specifically agrees thereto in writing.

6. INDEMNIFICATION

6.1. Indemnification by Seller Parties; Offset. Seller Parties hereby agrees to jointly and severally defend, indemnify and hold harmless each Buyer and its affiliates (collectively, the “Buyer Indemnitees”) and shall reimburse Buyer Indemnitees for, from and against each claim, loss, liability, damage, cost and expense (including without limitation interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, “Losses”), directly or indirectly relating to, resulting from, arising out of or incidental to:

(a) any inaccuracy in or breach of any of the representations or warranties by any Seller Party contained herein;

25

(b) any breach or default of any covenant, agreement, or obligation of any Seller Party contained in this Agreement;

(c) any Transaction Expenses or indebtedness of any Seller to the extent not taken into account in the calculation of Net Purchase Price;

(d) any Losses arising from or relating to claims by customers, distributors or others relating to products or services sold, leased, installed, delivered or provided by or at the direction of Seller prior to the Closing Date;

(e) the operation of the Business prior to the Closing (other than with respect to any Assumed Liabilities); and

(f) the Excluded Liabilities or Excluded Assets, including without limitation the Excluded Liabilities set forth on Schedule 6.1.

In the event that Buyer is entitled to indemnification hereunder, then Buyer shall have the right to seek recourse with respect to any such indemnification obligation against any or all of the Seller Parties and against any amounts otherwise due to any Seller Party under this Agreement (including, without limitation, any amounts payable to Sellers pursuant to Section 2.7).

6.2. Indemnification by Buyer. Buyer shall indemnify and hold each of Seller Parties and their respective affiliates, employees, officers, agents, and representatives (collectively, the “Seller Indemnitees”), harmless from against, and in respect of Losses directly or indirectly relating to, resulting from, arising out of or incidental to:

(a) any inaccuracy in or breach of any of the representations or warranties by Buyer contained herein or in any other agreement, instrument, or document entered into in connection with this Agreement;

(b) any breach or default of any covenant, agreement, or obligation of Buyer contained in this Agreement or any other agreement, instrument, or document entered into in connection with this Agreement;

(c) the Assumed Liabilities of Buyer; and

(d) any violation of Laws by Buyer arising after the Closing Date (excluding violations of Laws relating to an inaccurate representation of a Seller Party).

6.3. Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price unless there is no reasonable basis for doing so under applicable law.

6.4. Buyer Investigation. The right to indemnification shall not be affected by any investigation conducted with respect to, or, except for disclosures made in the Disclosure Schedules, any knowledge acquired (or capable of being acquired) at any time, whether before or after the Signing Date, with respect to any representation, warranty, covenant or agreement in this Agreement.

6.5. Materiality. Each of the representations and warranties that contains any “material adverse effect,” “material” or similar materiality qualifications shall be read as though such qualifications were not contained therein for the purposes of determining whether or not an indemnified party is entitled to indemnification pursuant to this Article 6 and the amount of Losses to which such indemnified party may be entitled under this Article 6.

26

6.6. Limitations on Seller Parties’ Indemnification Liability.

(a) Threshold for Bringing Claims Against the Seller Parties. If a Buyer Indemnitee seeks indemnification for matters identified in Section 6.1(a), the indemnification by the Seller Parties will not apply unless and until the aggregate Losses exceeds 2% of the Purchase Price. (the “Indemnification Threshold”). Once the Indemnification Threshold has been reached (and subject to the provisions and limitations contained in this Article 6), any indemnification obligations of the Seller Parties under Section 6.1(a) will apply to the all Losses incurred for claims under Section 6.1(a) without regard to the Indemnification Threshold.

(b) Limitation of Aggregate Amount of Seller Parties’ Liability. Notwithstanding anything to the contrary set forth in this Agreement, in no event will:

(i) the total cumulative amount of Losses for which the Seller Parties may collectively be liable to the Buyer or Buyer Indemnitees under Section 6.1(a) exceed the amount of the Closing Payment with respect to Losses resulting from or arising out of breaches of representations and warranties other than the Fundamental Representations; and

(ii) the total cumulative amount of Losses for which the Seller Parties may collectively be liable to the Buyer or Buyer Indemnitees under Section 6.1(a) with respect to Fundamental Representations exceed the Net Purchase Price.

(c) Exceptions to Indemnification Limitations. Notwithstanding anything to the contrary contained in this Article 6, the limitations on liability contained in Section 6.6(a) and 6.6(b) shall not apply to (i) fraud by the Seller Parties. For purposes of this Agreement, “fraud” shall mean knowing, intentional or grossly negligent misrepresentation, misstatement, concealment or omission.

6.7. Indemnification Procedures. If any of the Buyer Indemnitees or Seller Indemnitees (each, an “Indemnified Party”) wishes to seek indemnification under this Article 6, the Indemnified Party shall give written notice thereof to the Seller Parties or the Buyer, as the case may be (the Seller Parties or the Buyer, in their capacity as indemnifying parties hereunder are referred to as “Indemnifying Parties”); provided, that in the case of any action or lawsuit brought or asserted by a third party (a “Third Party Claim”) that would entitle the Indemnified Party to indemnity hereunder, the Indemnified Party shall promptly notify the Indemnifying Parties of the same in writing; provided, further, that the failure to so notify the Indemnifying Parties promptly shall not relieve the Indemnifying Parties of their indemnification obligation hereunder except to the extent that the Indemnifying Parties have been materially prejudiced thereby. Any request for indemnification made by an Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof (a “Claim Notice”). No claim for indemnification may be asserted or brought under this Agreement unless a Claim Notice is delivered to the Indemnifying Parties prior to the expiration of the survival period (if any) for the applicable representation, warranty or covenant (in which case the claims identified in such Claim Notice may be prosecuted until their conclusion). If the Indemnifying Parties object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Indemnifying Parties shall deliver a written notice specifying in reasonable detail the basis for such objection to the Indemnified Party, within thirty (30) calendar days after delivery by the Indemnified Party of such Claim Notice (the “Dispute Statement”). If a Dispute Statement is not received by the Indemnified Party within such thirty (30) day period, the amount set forth in the Claim Notice shall be deemed accepted by the Indemnifying Parties and shall be conclusive and binding upon the Indemnifying Parties. If the Indemnifying Parties delivers to the Indemnified Party a Dispute Statement applicable to all or any portion of a claim within the period for delivery of the same set forth above, then the amount in dispute by the Indemnifying Party in such Dispute Statement shall not be payable to the Indemnified Party until either (i) Buyer and the Seller Parties jointly agree in writing to the resolution of the amount in dispute in such Dispute Statement, or (ii) a court of competent jurisdiction enters a final unappealable order regarding the claim and the amount in dispute in such Dispute Statement.

27

In the case of any Third Party Claim, if within forty-five (45) calendar days after receiving a Claim Notice, an Indemnifying Parties give written notice to the Indemnified Party stating (A) that the Indemnifying Parties would be liable for indemnity under the provisions hereof if such Third Party Claim were valid, (B) that the Indemnifying Parties dispute and intend to defend against such claim and (C) that the Indemnifying Parties will be solely responsible for all costs, expenses and liabilities incurred in connection with or otherwise relating to such claim, then counsel for the defense shall be selected by the Indemnifying Parties (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld), whereupon the Indemnifying Parties shall not be required to make any payment to the Indemnified Party for the costs of its defense counsel in respect of such Third Party Claim as long as the Indemnifying Parties are conducting a good faith and diligent defense; provided, that the Indemnified Party shall at all times have the right to fully participate in such defense at its, his or her own expense directly or through counsel. If the Indemnifying Parties assume the defense in accordance with the preceding sentence, they shall have the right, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, to settle the portion of such Third Party Claim that is subject to indemnification; provided, that the settlement (1) does not involve the imposition of an injunction or other equitable relief on the Indemnified Party or any of its affiliates and (2) expressly and unconditionally releases the Indemnified Party and its applicable affiliates from all Losses with respect to such Third Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice. The Indemnifying Parties shall keep the Indemnified Party apprised of the status of any Third Party Claim for which it has assumed the defense, shall furnish the Indemnified Party with all documents and information that such Indemnified Party reasonably requests, and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding any of the foregoing, the Indemnifying Parties shall not have the right to assume control of the defense, if the Third Party Claim which the Indemnifying Parties seeks to assume control of: (aa) seeks non-monetary relief; (bb) involves criminal or quasi-criminal allegations; (cc) is one in which any of the Indemnifying Parties and the Indemnified Party are both named in the complaint; or (dd) involves a claim for which an adverse determination would have a material adverse effect on the Indemnified Party’s or any of its applicable affiliates’ reputation or future business prospects. If notice of intent to dispute and defend is not given by the Indemnifying Parties within the time period referenced above, or if such diligent good faith defense is not being or ceases to be conducted, then the Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such Third Party Claim in its sole discretion; provided, however, that such compromise or settlement (x) shall not be determinative of whether such claim is indemnifiable hereunder of or the amount of Losses relating the such claim without the consent of the Indemnifying Parties, which shall not be unreasonably withheld, and (y) may not be made without the consent of the Indemnifying Parties unless such settlement or compromise (i) does not involve the imposition of an injunction or other equitable relief on the Indemnifying Party, or any criminal or quasi-criminal allegations against any of the Indemnifying Parties, and (ii) expressly and unconditionally releases the Indemnifying Parties from all Losses with respect to such Third Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice.

6.8. Exclusive Remedy. From and after the Closing, this Article 6 shall be the sole and exclusive remedy for any claim or controversy arising out of or relating to any breach or inaccuracy of any representation or warranty made by any of the Seller Parties pursuant to Section 6.1(a) or by Buyer pursuant to Section 6.2(a); provided, however, that (1) nothing in this Agreement shall prevent or restrict the right of any party to obtain injunctive or other equitable relief with a court of competent jurisdiction, and (2) the exclusivity provisions of this Section 6.8 shall not apply to claims for fraud arising under or relating to the Transactions.

28

7. SURVIVAL

7.1. Survival. Except as otherwise stated herein, the representations and warranties contained herein shall survive the Closing and any investigation made by or on behalf of any Party hereto, until the eighteen (18)-month anniversary of the Closing Date; provided that the representations and warranties in Sections [3.1, 3.2, 3.3, 3.5, 3.6(a), 3.7, 3.8, 3.9, 3.12 , 3.17, 3.18, 3.20, 3.21, 3.22, 3.23, 4.1, 4.2 and 4.3] (the “Fundamental Representations”) shall survive the Closing and any investigation made by or on behalf of any Party hereto, until the later of (x) sixty (60) days after expiration of the applicable statute of limitations, and (y) the seventh (7th) anniversary of the Closing Date. For purposes of clarity, all of the covenants or other agreements of the Parties set forth in this Agreement shall survive the Closing Date in accordance with their respective terms or, if no such term is specified, until the seven (7) year anniversary of the Closing Date. The Parties hereby acknowledge and agree that they are contractually extending the statutes of limitations with respect to certain matters specified pursuant to this Section 7.1.

8. COVENANTS

8.1. Confidentiality and Non-Disparagement.

(a) Confidentiality. The Parties, shall, and shall cause their representatives to, treat as confidential and safeguard and not disclose or use for the benefit of any person or business (other than the Business) any and all non-public, confidential or proprietary information, knowledge and data about the Business, the Seller Parties or the Buyer (the “Confidential Information”), except to the extent that such information can be shown to have been generally available to the public other than as a result of the disclosure by such person or its representatives. If, after the Closing, a Party, or any of their respective representatives are legally required to disclose any Confidential Information, such person shall, to the extent permitted by applicable Law, (i) promptly notify all other Parties to permit any other Party to seek a protective order or take other appropriate action and (ii) cooperate as reasonably requested by any other Party in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. If, after the Closing and in the absence of a protective order, any Party or any of their respective representatives is compelled as a matter of Law to disclose Confidential Information to a third party, such person and its representatives may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that, prior to any such disclosure, such person and its representatives will, to the extent permitted by applicable Law, use good faith efforts to advise and consult with all other Parties and their counsel as to such disclosure and the nature and wording of such disclosure.

(b) Non-Disparagement. No Party shall, directly or indirectly, make any comments (written, oral, electronic or otherwise) that could be reasonably construed as defamatory concerning the Business, the Seller Parties, any Buyer or any respective employee or independent consultant thereof to any person, at any time, including, but not limited to, customers, clients, vendors, current or former or future employees of the Business, the Seller Parties or any Buyer or affiliate thereof, financial or credit institutions, the media or the general public.

8.2. Transfer Taxes. All personal property transfer, documentary, sales, use, stamp, registration, and other such similar Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) imposed in connection with the transfer of the Purchased Assets to the Buyer shall be paid by the Seller Parties.

8.3. Use of Name. Following the Closing Date, the Seller Parties shall have no rights to use any trademarks or tradenames of the Business, including, but not limited to, the names “Western Star” or any variants thereof. As soon as reasonably possible after the Closing Date (and in any event within thirty (30) calendar days), the Seller Parties shall cease all use of such names and the Seller Parties shall take all action reasonably necessary, including, without limitation, amending Western Star’ organizational documents and submitting name change filings in all applicable jurisdictions, to change the name of Western Star so that such name does not include the words “Western Star” or any variants thereof.

29

8.4. Offer of Employment to Seller Employees. Subject to the outcome of Buyer’s standard investigations, including background checks, Buyer will endeavor to offer “at will” employment to all of the full-time employees of the Sellers on terms, including compensation and benefits, substantially consistent with those Seller had accorded such employees immediately prior to the Closing Date (other than as set forth in the Employment Agreements with respect to the Owner or as provided in any written employment letters between Buyer and employees of any Seller) with such employment to be effective on the Closing Date.

8.5. Access to Books and Records. The Buyer will afford the Seller Parties and their respective advisors, during normal business hours, reasonable access to any and all books and records included in the Purchased Assets, in Buyer’s possession with respect to periods through the Closing and the right to make copies and extracts therefrom solely to the extent that such access may be reasonably required by the requesting party, in connection with (i) the preparation of tax returns or financial statements, (ii) any tax audit, tax protest or other proceeding relating to taxes, (iii) the determination or enforcement of rights and obligations under this Agreement or the Transactions, (iv) compliance with the requirements of any Governmental Body, (v) any actual or threatened lawsuit, legal proceeding, administrative enforcement proceeding or arbitration before any Governmental Body or (vi) for purposes of determining and/or verifying the amounts payable pursuant to Section 2.7. The Seller Parties will afford Buyer and its advisors, during normal business hours, reasonable access to any business, financial and accounting records retained by Seller Parties with respect to the Business, including, without limitation, any Excluded Records.

9. JOINT COVENANTS

Buyer and Seller Parties covenant and agree that they will act in accordance with the following:

9.1. Consents. Promptly following the execution of this Agreement, the Parties will proceed to prepare and file with the appropriate Governmental Bodies any requests for approval or waiver, if any, that are required from Governmental Bodies in connection with the Transactions, and the Parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. The Seller Parties shall use commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all persons, set forth on Schedule 3.14. All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Buyer, and executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to pay any amounts in connection with obtaining any consent, waiver or approval set forth in Schedule 3.14.

9.2. Further Assurances. Following the Closing, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary to evidence and effectuate the Transactions. Without limiting the foregoing:

(a) Seller Parties shall promptly forward or cause to be forwarded to Buyer any mail received by Seller Party that relates to the Purchased Assets or the Assumed Liabilities. Buyer shall promptly forward or cause to be forwarded to Seller any mail received that relates to the Excluded Assets or the Excluded Liabilities; and

30

(b) Seller Parties agree to promptly endorse and pay over or cause to be endorsed and paid over to Buyer any payment received by Seller Party after the Closing Date in respect of any Accounts Receivable or goods sold or services, in each case, to the extent rendered after the Closing Date.

10. TERMINATION

10.1. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Sellers and the Buyer;

(b) by Sellers, on one hand, or Buyer, on the other hand, if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or if any order enjoining either Buyer or any Seller Party from consummating the Transactions is entered and such order shall not have been vacated or stayed within thirty (30) days of the entry thereof;

(c) by the Buyer if: (i) at any time there has been a misrepresentation, breach of warranty or breach of covenant on the part of a Seller Party in any of the representations, warranties or covenants under this Agreement which breach is not curable, or, if curable, is not cured within ten (10) days after written notice of such breach is given to Sellers; (ii) a Material Adverse Effect has occurred; (iii) Sellers have failed to timely deliver the Preliminary Disclosure Schedules, the Updated Financial Statements or the Closing Financial Statements, (iv) should Buyer not be satisfied with the results of its due diligence with respect to Sellers or the Business at any time prior to the later of fourteen (14) days following delivery of (A) the Closing Financial Statements or (B) any Updated Disclosure Schedules, or (iv) Buyer has failed to obtain financing satisfactory to Buyer in connection with the Transactions, so long as Buyer has not, in bad faith, caused the debt financing arrangements to fail in order to terminate this Agreement for reasons unrelated to the debt financing;

(d) by the Seller Parties if there has been a material misrepresentation, material breach of warranty or material breach of covenant on the part of Buyer in any of the representations, warranties or covenants under this Agreement which breach is not curable, or if curable, is not cured within ten (10) days after written notice of such breach is given to Buyer; or

(e) by Buyer, on the one hand, or Seller Party, on the other hand, if the Closing has not occurred prior to December 31, 2022; provided, however that the Parties shall use their commercially reasonable good faith efforts to cause the Closing to occur on or prior to November 30, 2022; provided, however, that the right of Buyer under Section 10.1(c) and Section 10.1(e) and the right of the Seller Parties under Section10.1(d) and Section 10.1(e) shall not be available to such Party if such Party’s breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of such transaction to occur on or before such date. The Party desiring to terminate this Agreement pursuant to this Section 10.1 shall give written notice of such termination to the other Parties, as applicable, in accordance with Section 11.3 hereof.

10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any Party, except that the agreements contained in this Section 10.2 and Article 11 hereof shall survive the termination of this Agreement.

11. MISCELLANEOUS

11.1. Expenses. All fees and expenses incurred by any of the Seller Parties, including without limitation legal fees and expenses, in connection with this Agreement will be borne by the Seller Parties and all fees and expenses incurred by Buyer, including without limitation legal fees and expenses, in connection with this Agreement will be borne by Buyer; provided that Transaction Expenses will be paid in accordance with the terms of Section 2.1.

31

11.2. Entire Agreement; Amendment; Severability. This Agreement, including the exhibits, schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the Parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the Parties with respect to its subject matter. This Agreement may not be amended, or any term or condition waived, unless signed by the party to be charged or making the waiver. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

11.3. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be receipted in writing by the recipient, and delivered in person, or sent by reputable courier or overnight delivery service, or US Certified mail, return receipt requested, and properly addressed as follows:

if to Buyer, to:

with a copy (which shall not constitute notice) to:

If to any Selling Party:

Mr. Gabe Salmons Western Star , LLC

1507 Ranger Highway

Weatherford, TX 76086

gabe@westernstarconcrete.com

with a copy (which shall not constitute notice) to:

Jack Eggleston

Eggleston King Davis, LLP

102 Houston Avenue, Suite 300

Weatherford, TX 76086

jack@ekdlaw.com

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents. All notices and other communications required or permitted under this Agreement shall be in writing. Such notices and other communications shall be effective upon receipt if hand delivered or three (3) business days after mailing if sent by US certified mail return receipt requested, and one (1) business day after dispatch if sent by courier or overnight delivery service, in each case with a receipt signed by the recipient and to the addresses provided in accordance with this Section 11.3.

11.4. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic imaging means shall be effective as an original.

32

11.6. Binding Provisions; Assignment; Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. No Party may assign this Agreement or assign or delegate, as applicable, any of its rights, interests or obligations hereunder without the prior written approval of Buyer and Seller; provided, that (a) Buyer may assign, delegate or otherwise transfer this Agreement or its rights and obligations hereunder to any of its affiliates or to any successor or purchaser of any part of the business of Buyer without such approval, and (b) Buyer may assign this Agreement and any of the provisions hereof without such approval for collateral security purposes to any lenders providing financing to Buyer, in each case, so long as Buyer remains responsible for all such obligations hereunder.

11.7. Applicable Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each Party irrevocably agrees that any proceeding against them arising out of or in connection with this Agreement or the Transactions or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in state or federal courts located in Los Angeles County, California, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such proceeding has been brought in an inconvenient forum.

11.8. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in respect to any PROCEEDING OR LITIGATION directly or indirectly arising out of, under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or disputes relating hereto or thereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.8.

11.9. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties further acknowledge and agree that prior drafts of this Agreement and the other agreements and documents contemplated hereby will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto and prior drafts will be deemed to be the joint work product of the Parties. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”. Where the context so requires, the singular shall include the plural and vice-versa.

11.10. Recitals. The recitals set forth above are incorporated herein by reference as reflecting the general understanding and intent of the Parties.

33

11.11. Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, conditions or covenants of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any term, condition or covenant of this Agreement shall not be construed as a subsequent waiver of any such term, condition, covenant, right, or privilege, but the same shall continue in full force and effect.

11.12. Incorporation of Schedules and Exhibits. The schedules and exhibits hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to this “Agreement” and the words “herein,” “hereof” and words of similar import refer to this Agreement (including its schedules and exhibits as an entirety).

11.13. Certain Definitions. For purposes of this Agreement, (i) “Knowledge” or “knowledge”) of any of the Seller Parties shall mean the knowledge of Owner, and for purposes of this Agreement, an individual shall be deemed to have knowledge of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter or (B) such individual would be expected to discover or otherwise become aware of such fact or other matter after reasonable investigation, and (ii) “Contract” or “contract” with respect to any person or entity, any contract, agreement, lease, license, commitment, arrangement or undertaking, written or oral, or other document or instrument to which or by which such person or entity is a party or otherwise subject or bound or to which or by which any asset, property or right of such person or entity is subject or bound, including all amendments, supplements and other modifications thereto, (iii) an “Affiliate” or “affiliate” shall mean (A) with respect to an individual, (1) the members of the immediate family (including parents, siblings and children) of the individual, (2) the individual’s spouse, and (3) any other person or entity that directly or indirectly, through one or more intermediaries is Controlled by, or is under common Control with, any of the foregoing individuals, or (B) with respect to any entity, any other person or entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity, and (iv) “Control” or “control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction, management or policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the “affiliates” of any trust shall include the beneficiaries, the trustees, and the grantor of such trust.

[Remainder of page intentionally left blank]

34

IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the date first above written.

BUYER:

Endonovo Therapeutics, Inc.

By:
Name:	Alan Collier
Title:	CEO

Address: 6320 Canoga Avenue, 15th Floor

Woodland Hills, CA 91367

Signature Page to Asset Purchase Agreement

SELLERS:
WESTERN STAR CONCRETE , LLC a Texas limited liability company

By:
Gabriel Marc Salmons
Manager

OWNER:

By:
Gabriel Marc Salmons

[Signature Page to Asset Purchase Agreement]